Exhibit 2.5
ROYALE ENERGY HOLDINGS, INC.
CERTIFICATE OF DESIGNATION
OF
SERIES B 3.5% REDEEMABLE CONVERTIBLE PREFERRED STOCK
To Be Designated
Series B Convertible Preferred Stock

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
Royale Energy Holdings, Inc., a Delaware corporation (the “Corporation”), in accordance with Section 151 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), does hereby certify that:
A. The name of the corporation is Royale Energy Holdings, Inc.
B. The original Certificate of Incorporation of the Corporation (as may be amended from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 22, 2016.
C. Immediately prior to the filing of this Certificate of Designation for Series B 3.5% Convertible Preferred Stock, the Corporation was authorized to issue Ten Million (10,000,000) shares of Preferred Stock.
D. Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, and pursuant to the provisions of Sections 103 and 151(g) of the DGCL, the Board of Directors of the Corporation in a meeting held on January 30, 2018, adopted the following resolutions creating a series of Preferred Stock designated as Series B 3.5% Convertible Preferred Stock:
RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation under the provisions of the Certificate of Incorporation, and pursuant to Sections 103 and 151(g) of the General Corporation Law of the State of Delaware, this Board of Directors hereby (i) creates a series of Preferred Stock designated as “Series B 3.5% Convertible Preferred Stock” to consist of three million (3,000,000) shares, (ii) authorizes and directs the Chief Executive Officer, President or any Vice President and the Chief Financial Officer, Secretary or any Assistant Secretary of this Corporation to prepare and file a Certificate of Designation for the Series B 3.5% Convertible Preferred Stock with the Secretary of State of the State of Delaware in accordance with this resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent and of this resolution and (iii) hereby fixes the powers, designations, preferences and restrictions of such Series B 3.5% Convertible Preferred Stock as follows:
Section 1.      Number of Shares and Designation.  This series of Preferred Stock shall be designated as Series B 3.5% Redeemable Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Shares”), and the number of shares that shall constitute such series shall be 3,000,000.
Section 2.      Definitions.  For purposes of the Series B Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated:
(a)      “Automatic Conversion” shall have the meaning set forth in Section 12.
(b)      “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Shares.

(c)      “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
(d)      “Call Date” shall mean the date fixed for redemption of the Series B Preferred Shares and specified in the notice to holders required under Section 5(d) as the Call Date.
(e)      “Certificate” shall mean this Certificate of Designation of the Series B Preferred Shares.
(f)       “Change of Control Date” shall have the meaning set forth in Section 14(a).
(g)      “Change of Control Conversion Date” shall be a business day set forth in the notice of Change of Ownership or Control provided in accordance with Section 14(e) below that is not less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 14(e).
(h)      A “Change of Ownership or Control” shall be deemed to have occurred on the date (i) that a “person,” “group” or “entity” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the total Voting Stock of the Corporation; (ii) that the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) of the consummation of a merger or share exchange of the Corporation with another entity where the Corporation’s shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, securities representing 50% or more of the outstanding Voting Stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of the Board of Directors immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange.
(i)       “Common Shares” shall mean the shares of Common Stock, $0.001 par value per share, of the Corporation.
(j)       “DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.
(k)      “Disrupted Trading Day” shall mean a Trading Day on which Common Shares experience any of the following during the one-hour period ending at the conclusion of the regular Trading Day: (a) any suspension of or limitation imposed on the trading of Common Shares on any national or regional securities exchange or association or over-the-counter market; (b) any event (other than an event listed under subsection (c) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for Common Shares on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to Common Shares on any relevant national or regional securities exchange or association or over-the-counter market; or (c) any relevant national or regional securities exchange or association or over-the-counter market on which Common Shares trade closes on any exchange Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.
(l)       “Dividend Payment Date” shall have the meaning set forth in Section 3(a).
(m)     “Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each calendar quarter and ending on and including the day preceding the first day of the next succeeding calendar quarter; provided, however, that any Dividend Period during which any Series B Preferred Shares shall be redeemed pursuant to Section 5 shall end on and include the Call Date only with respect to the Series B Preferred Shares being redeemed.

(n)      “Dividend Rate” shall mean the dividend rate accruing on the Series B Preferred Shares, as applicable, from time to time pursuant to the terms hereof.
(o)      “Dividend Record Date” shall have the meaning set forth in Section 3(b).
(p)      “DTC” shall mean The Depository Trust Company.
(q)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(r)       “Global Preferred Shares” shall have the meaning set forth in Section 15.
(s)      “Junior Shares” shall have the meaning set forth in Section 7(c).
(t)      “Legacy Notes” shall mean, collectively, that certain Promissory Note, dated as of December 31, 2015, made by Jeffrey R. Kerns payable to LegacyTexas Bank, and that certain Promissory Note, dated as of December 31, 2015, made by Johnny Jordan payable to LegacyTexas Bank, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time.
(u)      “Liquidation Preference Amount” means an amount initially equal to $10.00 per Series B Preferred Share, as such amount may be adjusted from time to time as provided in this Certificate.
(v)      “Parity Shares” shall have the meaning set forth in Section 7(b).
(w)     “Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.
(x)      “SEC” means the United States Securities and Exchange Commission.
(y)      “Senior Shares” shall have the meaning set forth in Section 7(a).
(z)      “Series B Preferred Shares” shall have the meaning set forth in Section 1.
(aa)    “set apart for payment” shall be deemed to include, without any further action, the following:  the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board of Directors and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.
(bb)   “Stated Rate” shall mean 3.5% per annum.
(cc)    “Trading Day” shall mean, if a security is listed or admitted to trading on The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market (each, a “NASDAQ Stock Market”), the New York Stock Exchange, the NYSE MKT or another national securities exchange or national securities market, a full day on which the NASDAQ Stock Market or such other national securities exchange or national securities market on which the security is traded is open for business and on which trades may be made thereon and that is not a Disrupted Trading Day.
(dd)    “Trading Market” means any of the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(ee)    “Transfer Agent” means American Stock Transfer & Trust Co., or such other agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Shares.
(ff)     “Voluntary Conversion Consideration” shall have the meaning set forth in Section 11(a).
(gg)   “Voluntary Conversion Date” shall have the meaning set forth in Section 11(c).
(hh)   “Voluntary Conversion Right” shall have the meaning set forth in Section 11(a).
(ii)      “Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.
(jj)      “VWAP” means, with respect to the Common Shares and on a Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such Trading Day on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Shares are not then listed or quoted for trading on a Trading Market and if prices for the Common Shares are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the daily volume weighted average price of the Common Shares so reported for such Trading Day, or (c) in all other cases, the fair market value of one Common Share as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.
Section 3.      Dividends.
(a)      Holders of issued and outstanding Series B Preferred Shares shall be entitled to receive cumulative dividends at a rate per annum equal to the Stated Rate times the Liquidation Preference Amount on the first day of the next Dividend Period (the “Dividend Payment Date”) (subject to Section 3(b) below), payable as follows:
(i)
         For so long as the Legacy Notes remain outstanding and either of Jeffrey R. Kerns, Johnny Jordan or any of their affiliates hold Series B Preferred Shares (the “Legacy Note Condition”), then to the extent assets of the Corporation are legally available therefor and the Corporation is not prohibited under the terms and provisions of any agreement relating to its senior secured indebtedness, such dividends shall be payable in cash (such dividends, the “Cash Dividends”);

(ii)
        If the Legacy Note Condition is not satisfied on any Dividend Record Date, then the Board of Directors, at its sole discretion and to the extent assets of the Corporation are legally available therefor, may elect to pay such dividends in cash or as PIK Dividends; and

(iii)
       If the Legacy Note Condition is not satisfied on any Dividend Record Date, then to the extent that the Board of Directors elects to pay dividends due hereunder in a form other than  Cash Dividends, such dividends shall be payable in kind in such number of shares of Series B Preferred Shares determined using a price per share equal to the Liquidation Preference Amount (adjusted appropriately for stock splits, stock dividends, recapitalizations, consolidations, mergers, reclassifications and the like with respect to the Series B Preferred Shares) (such dividends, the “PIK Dividends”). In lieu of the issuance of a fractional share of Series B Preferred Shares as a PIK Dividend, the Corporation shall issue a whole share of Series B Preferred Shares (rounded to the nearest whole share), determined on the basis of the total number of shares of Series B Preferred Shares held by the holder with respect to which such dividends are being calculated.

(b)     Such dividends shall accrue daily, non-compounded, on each issued and outstanding share of the Series B Preferred Shares (including any Series B Preferred Shares issued as PIK Dividends); provided that (i) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.  Any dividend payable on the Series B Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be with respect to all Dividend Periods, the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).  The Corporation shall at all times keep reserved a sufficient number of Series B Preferred Shares for the payment of dividends on the Series B Preferred Shares as described in this Section 3.
(c)     No Cash Dividends on the Series B Preferred Shares will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement relating to the Corporation’s senior secured indebtedness prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the DGCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Shares shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors.  Accrued and unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series B Preferred Shares, as the case may be.  For the avoidance of doubt, if the Legacy Note Condition is not satisfied on any Dividend Record Date and  Cash Dividends are not paid with respect to the corresponding Dividend Period, then the Corporation shall declare and issue PIK Dividends as provided in this Certificate.
(d)     Except as provided in the next sentence, if any Series B Preferred Shares are outstanding, no dividends, whether payable in cash or in other assets of the Corporation, will be declared or paid or set apart for payment on any Parity Shares or Junior Shares, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all past Dividend Periods with respect to which full dividends were not paid on the Series B Preferred Shares either as Cash Dividends or PIK Dividends.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B Preferred Shares and upon all Parity Shares, all dividends declared, paid or set apart for payment upon the Series B Preferred Shares and all such Parity Shares shall be declared and paid in cash pro rata or declared and set apart for payment pro rata so that the amount of cash dividends declared per share of Series B Preferred Shares and per share of such Parity Shares shall in all cases bear to each other the same ratio that accumulated dividends per share of Series B Preferred Shares and such other Parity Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Shares do not bear cumulative dividends) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears.
(e)     Unless all accumulated accrued and unpaid dividends on the Series B Preferred Shares are contemporaneously declared and paid (whether in cash or as PIK Dividends), no dividends may be declared or paid or set apart for payment upon the Common Shares or any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation, provided that the aggregate price paid for such redeemed, purchased or acquired stock shall not exceed $1 million in any twelve-month period).

(f)      Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of all accumulated accrued and unpaid dividends on the Series B Preferred Shares as described in this Section 3.  Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.
Section 4.      Liquidation Preference.
(a)     Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series B Preferred Shares shall be entitled to receive the Liquidation Preference Amount plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders.  If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.  For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation; provided that all provisions of this Certificate remain in place and will continue to be binding and in full force and effect with respect to the Corporation or any successor entity thereto, and in the event of liquidation, dissolution or winding up of the Corporation or such successor entity, as applicable, the Liquidation Preference and other provisions of this Certificate shall apply.
(b)     Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.
Section 5.      Redemption.
(a)     The Series B Preferred Shares shall be redeemable by the Corporation at any time including upon the occurrence of a Change of Ownership or Control in accordance with Section 6, to the extent the Corporation has lawfully available funds therefor.  The Corporation may redeem the Series B Preferred Shares, in whole at any time and not in part, at the option of the Corporation, for cash, at the Liquidation Preference Amount, plus the amounts indicated in Section 5(b).  Nothing herein shall preclude the Corporation from purchasing or otherwise acquiring some or all of the Series B Preferred Shares through voluntary transactions with the holders thereof, provided that the Corporation shall then have lawfully available funds for such transactions.
(b)     Upon any redemption of Series B Preferred Shares, the Corporation shall, subject to the next sentence, pay in cash any accumulated accrued and unpaid dividends in arrears (i) for any Dividend Period ending on or prior to the Call Date, and (ii) for any partial Dividend Period ending after the Call Date, which dividends shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  If the Call Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series B Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares called for redemption.

(c)     If all accumulated accrued and unpaid dividends on the Series B Preferred Shares and any other class or series of Parity Shares of the Corporation have not been paid in cash or Series B Preferred Shares (or, with respect to any Parity Shares, in Parity Shares), or declared and set apart for payment in cash or Series B Preferred Shares (or, with respect to any Parity Shares, in Parity Shares) the Series B Preferred Shares shall not be redeemed under this Section 5 and the Corporation shall not purchase or acquire Series B Preferred Shares, other than (i) pursuant to Section 6, or (ii) pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and Parity Shares.
(d)     Notice of the redemption of any Series B Preferred Shares shall be mailed by first class mail to each holder of record of Series B Preferred Shares at the address of each such holder as shown on the Corporation’s records and the Corporation shall issue notice by press release, not less than 30 nor more than 60 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice and such notice by press release shall state, as appropriate: (1) the date fixed for redemption of the Series B Preferred Shares, specified in such notice as the Call Date; (2) the number of Series B Preferred Shares to be redeemed; (3) the redemption price per Series B Preferred Share (determined as set forth in paragraph (a) or (b) with respect to Section 5 or Section 6, as applicable) plus accumulated accrued and unpaid dividends through the Call Date (determined as set forth in paragraph (b) of this Section 5); (4) if any shares are represented by certificates, the place or places at which certificates for such shares are to be surrendered; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein; and (6) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Series B Preferred Shares may be listed or admitted for trading. Notice having been mailed and issued by press release as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series B Preferred Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends accrued as of the Call Date, payable in cash).  For the avoidance of doubt, the designation of a Call Date by the Corporation for purposes of this Section 5 or Section 6 shall not terminate any conversion right with respect to the Series B Preferred Shares.
(e)      The Corporation’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $500,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption, in which case the notice to holders of the Series B Preferred Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates, if any, representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price (including all accumulated accrued and unpaid dividends to the Call Date, determined as set forth in paragraph (b) of this Section 5). No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Corporation (or, if applicable, the acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or, if applicable, the acquiring entity) after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or, if applicable, the acquiring entity) for the payment of such cash.
(f)      As promptly as practicable after the surrender in accordance with said notice of the certificates, if any, for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation (or, if applicable, the acquiring entity) shall so require and if the notice shall so state), such shares shall be exchanged for the amount of cash (without interest thereon) for which such shares have been redeemed.
(g)     The provisions of paragraphs (a)-(f) shall apply with respect to any redemption, whether pursuant to Section 5 or Section 6 hereof.

(h)     All Series B Preferred Shares issued and redeemed by the Corporation in accordance with this Section 5, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Shares of the Corporation, subject to compliance with any applicable provisions of the laws of Delaware; provided, that any subsequent issuance of such undesignated Preferred Shares as Series B Preferred Shares must be in compliance with the terms of this Certificate.
Section 6.      Special Optional Redemption by the Corporation.  Upon the occurrence of a Change of Ownership or Control, the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, and by press release, in each case, not less than 10 nor more than 30 days prior to the redemption date and addressed to the holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem all of the outstanding Series B Preferred Shares within 60 days after the first date on which such Change of Ownership or Control occurred, for cash equal to the Liquidation Preference Amount, plus accrued and unpaid distributions, if any, to, but not including, the redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Shares except as to the holder to whom notice was defective or not given.  For the avoidance of doubt, the designation of a redemption date in connection with a Change of Ownership or Control by the Corporation for purposes of this Section 6 shall not terminate any conversion right with respect to the Series B Preferred Shares.
Section 7.      Ranking.  Any class or series of shares of stock of the Corporation shall be deemed to rank:
(a)     prior to the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Shares (“Senior Shares”);
(b)     on a parity with the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Shares, if the holders of such class or series and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and
(c)      junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).
Section 8.      Voting Rights. The Series B Preferred Shares shall have no voting rights, except as set forth in this Section 8.
(a)      The holders of Series B Preferred Shares shall be entitled to notice of all stockholder meetings at which holders of Common Shares shall be entitled to vote.  After March 1, 2020, the holders of the Series B Preferred Shares will be entitled to the number of votes equal to the number of votes to which the number of Common Shares into which such Series B Preferred Shares could be converted pursuant to Section 11 at the record date for the determination of the shareholders entitled to vote on the matter in question, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  The holders of the Series B Preferred Shares shall vote equally with the holders of Common Shares as a single class on an as-converted basis on all issues presented to the stockholders of the Corporation for their action or consideration.  If the shares of Series B Preferred Shares held by a holder are convertible into a non-integral number of Common Shares as of the date of determination, the number of votes to which such shareholder will be entitled will, after aggregating all such Series B Preferred Shares, be rounded down to the nearest whole vote if such non-integral number is less than 0.5 and rounded up to the nearest whole vote if such non-integral number is equal to or greater than 0.5.

(b)     Notwithstanding anything herein to the contrary, so long as any Series B Preferred Shares are outstanding, the affirmative vote of the holders of at least majority of the Series B Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)
         Any amendment, alteration or repeal, by merger or otherwise, of any of the provisions of the Certificate of Incorporation or these terms of the Series B Preferred Shares that adversely affects the rights, privileges, powers or preferences of the Series B Preferred Shares; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Shares that are not senior in any respect to the Series B Preferred Shares shall not be deemed to adversely affect the rights, privileges, powers or preferences of the Series B Preferred Shares;

(ii)
        A statutory share exchange that affects the Series B Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series B Preferred Share (i) shall remain outstanding without an adverse change to its terms, privileges, preferences, powers and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, privileges, powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series B Preferred Share (except for changes that do not adversely affect the Series B Preferred Shares); or

(iii)
       The authorization, reclassification, issuance or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into or exchangeable for shares of any class ranking prior to or on a parity with the Series B Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;

provided, however, that no such vote of the holders of Series B Preferred Shares shall be required in connection with a Change of Ownership or Control (except such vote on an as-converted basis with the holders of Common Shares) if, at or prior to the time when such amendment, alteration, repeal, share exchange, consolidation or merger is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, a deposit is made for the redemption in cash of all Series B Preferred Shares at the time outstanding as provided in paragraph (e) of Section 5 hereof for a redemption price determined under the appropriate paragraph of Section 5.
(c)      Notwithstanding anything herein to the contrary, so long as any Series B Preferred Shares are outstanding, the affirmative vote of the holders of at least a majority of the Series B Preferred Shares at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for (i) effecting or validating the amendment of the provisions of the Certificate of Incorporation so as to authorize, issue or create, or to increase the authorized amount of, the Series B Preferred Shares, Senior Shares or Parity Shares.
(d)     Except as set forth herein, the Series B Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.
(e)      No amendment to these terms of the Series B Preferred Shares shall require the vote of the holders of Common Shares (except as required by law) or any series of Preferred Stock other than the Series B Preferred Shares.
Section 9.         Record Holders.  The Corporation and the Transfer Agent shall deem and treat the record holder of any Series B Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 10.    Sinking Fund.  The Series B Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.
Section 11.    Voluntary Conversion.
(a)     Subject to the terms and conditions of this Section 11, Series B Preferred Shares will be convertible without the payment of any additional consideration by the holder thereof, at any time at the option of the holder thereof, into Common Shares (the “Voluntary Conversion Right”) except that in respect of any such Series B Preferred Shares which shall have been called for redemption, such Voluntary Conversion Right shall terminate at the close of business on the day fixed for redemption.  If a holder of Series B Preferred Shares chooses to exercise such Voluntary Conversion Right, each individual Series B Preferred Share owned by such holder may be converted into 10 Common Shares of the Corporation, subject to adjustment as provided in this Certificate (the “Conversion Price”). In addition to the Common Shares issuable upon conversion described in the preceding sentence, the Corporation shall issue Common Shares upon conversion for accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Voluntary Conversion Date for each Series B Preferred Share so converted calculated by determining the PIK Dividend for such period and multiplying such PIK Dividend by the Conversion Price (collectively with the Conversion Price, the “Voluntary Conversion Consideration”).
(b)     In order to exercise the Voluntary Conversion Right, a holder of Series B Preferred Shares must provide written notice to the Corporation’s transfer agent that such holder elects to convert the Series B Preferred Shares, the number of Series B Preferred Shares to be converted, and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued and either (i) surrender the certificate or certificates, to the extent such Series B Preferred Shares are certificated, duly endorsed for transfer, to the Corporation’s transfer agent, or (ii) if such certificate or certificates, to the extent such Series B Preferred Shares are certificated, have been lost, stolen or destroyed, the holder must notify the Corporation’s transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, such notice shall comply with applicable procedures of the DTC.
(c)      As soon as reasonably practicable after the receipt of written notice referred to in Section 11(b) and surrender of the certificate or certificates of Series B Preferred Shares to be converted, or delivery of an agreement and indemnification in the case of a lost certificate or certificates, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of Common Shares, issuable upon the conversion of such share or shares thereof.  To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such notice shall have been received by the Corporation or, if a conversion is elected by a holder as of any Change of Control Date, on such Change of Control Date, provided the certificate for such share or shares shall have been surrendered as aforesaid (“Voluntary Conversion Date”), and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for the Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
(d)     No fractional shares shall be issued upon conversion of Series B Preferred Shares into Common Shares.  In case the number of shares of Series B Preferred Shares represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Shares represented by the certificate or certificates surrendered which are not to be converted.  If any fractional interest in any Common Share would be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall round up the number of Common Shares to be delivered to the nearest whole share.

Section 12.    Automatic Conversion.
(a)      Series B Preferred Shares will be automatically converted in to Common Shares at the Conversion Price if and when the following three requirements simultaneously exist: (i) the VWAP of the Common Shares is in excess of $3.50 for 20 consecutive Trading Days, subject to adjustment of such price in the manner provided in Section 13(a) for adjustment of the Conversion Price, (ii) the underlying Common Shares to be issued upon conversion of the Series B Preferred Shares are registered with the SEC, and (iii) the average daily volume of Common Shares traded during the 20 consecutive Trading Day period referenced in (i) above is in excess of 200,000 shares per Trading Day (the “Automatic Conversion”).
(b)      In the event of an Automatic Conversion pursuant to paragraph (b), the outstanding Series B Preferred Shares will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation’s transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing such Common Shares issuable upon such Automatic Conversion unless the certificates evidencing such Series B Preferred Shares, to the extent such shares are certificated, are either delivered to the Corporation’s transfer agent as provided in Section 11 above, or the holder notifies the Corporation’s transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series B Preferred Shares a certificate or certificates representing the number of Common Shares to which such holder will be entitled as aforesaid, and will issue and deliver to such holder a check in the amount of any cash amounts payable as the result of a conversion into fractional Common Shares.  Such conversion will be deemed to have been made immediately prior to the last to occur of the requirements described in Section 12(a), at which time the Corporation shall provide notice to the holders of Series B Preferred Shares of such occurrence.
Section 13.    Certain Adjustments.
(a)     If the Corporation, at any time while Series B Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares on Common Shares or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any Common Shares issued by the Corporation upon any redemption or conversion of, or payment of interest on, the Series B Preferred Shares), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, (iv) issues, in the event of a reclassification of Common Shares, any shares of capital stock of the Corporation, or (v) issues any Common Shares or Common Stock Equivalents without consideration, then the Conversion Price for the conversion of Series B Preferred Shares shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of Common Shares outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
(b)     If the Corporation, at any time while Series B Preferred Shares are outstanding, effects a Change or Ownership or Control, then each holder of Series B Preferred Shares shall have the right to receive, for each Series B Preferred Share, the number of Common Shares (or equivalent equity securities) of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration receivable as a result of such Change of Ownership or Control by a holder of the number of Common Shares for which each Series B Preferred Share is convertible immediately prior to such Change of Ownership or Control on such conversion or redemption of the Series B Preferred Shares.
(c)     In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Common Shares (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 13:

(i)
         The aggregate maximum number of Common Shares deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued.

(ii)
        In the event of any change in the number of Common Shares deliverable upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Shares upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iii)
       Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of Common Shares (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(iv)
       The number of Common Shares deemed issued pursuant to Section 13(c) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 13(c)(ii) or (c)(iii).

Section 14.    Conversion Upon Change of Ownership or Control.
(a)     Upon the occurrence of a Change of Ownership or Control (the “Change of Control Date”) (and in addition to the Voluntary Conversion Right), if the Change of Control Conversion Consideration (determined as provided below) would result in conversion of the Series B Preferred Shares into a greater number of Common Shares per Series B Preferred Share than the Voluntary Conversion Consideration, then each holder of Series B Preferred Shares shall have the right to convert some or all of the Series B Preferred Shares held by such holder on the Change of Control Date (the “Change of Control Conversion Right”) into a number of Common Shares per Series B Preferred Share to be converted (the “Change of Control Conversion Consideration”) equal to the quotient obtained by dividing (A) the sum of (x) the Liquidation Preference Amount, plus (y) the amount of any accumulated and unpaid dividends to, but not including, the Change of Control Date (unless the Change of Control Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accumulated and unpaid dividends will be included in such sum) by (B) the consideration per Common Share paid in the Change of Ownership or Control.  Nothing herein shall prevent any holder of Series B Preferred Shares from exercising its Voluntary Conversion Right for the Voluntary Conversion Consideration as of any date in accordance with the procedures in this Certificate.
(b)     In the case of a Change of Ownership or Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Shares shall receive upon conversion of such Series B Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series B Preferred Shares would have owned or been entitled to receive upon the Change of Ownership or Control had such holder of Series B Preferred Shares held a number of Common Shares equal to the greater of (i) the Change of Control Conversion Consideration and (ii) the Voluntary Conversion Consideration, immediately prior to the effective time of the Change of Ownership or Control (the “Alternative Conversion Consideration”). The Voluntary Conversion Consideration, the Change of Control Conversion Consideration, or the Alternative Conversion Consideration, as may be applicable to a Change of Ownership or Control, shall be referred to herein as the “Conversion Consideration.”
(c)     In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Ownership or Control, holders of Series B Preferred Shares shall receive the same opportunity to elect the form of consideration to be received and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Ownership or Control.

(d)     No fractional Common Shares shall be issued upon the conversion of the Series B Preferred Shares.  Any fractional Common Share that would be issued upon the conversion of Series B Preferred Shares shall be rounded up to the nearest whole Common Share.
(e)      Within 15 days following the occurrence of a Change of Ownership or Control, a notice of occurrence of the Change of Ownership or Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series B Preferred Shares at their addresses as they appear on the Corporation’s share transfer records and by press release and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Ownership Control; (ii) the date of the Change of Ownership or Control; (iii) the last date on which the holders of Series B Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Conversion Consideration; (v) the Change of Control Conversion Date, which shall be a business day occurring within 20 to 35 days following the date of such notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Shares; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of shares of Series B Preferred Shares must follow to exercise the Change of Control Conversion Right.
(f)      The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post notice on the Corporation’s website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Section 14(e) above to the holders of Series B Preferred Shares.
(g)     In order to exercise the Change of Control Conversion Right, a holder of Series B Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates evidencing the Series B Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series B Preferred Shares to be converted; and (iii) that the Series B Preferred Shares are to be converted pursuant to the applicable terms of the Series B Preferred Shares. If the holder of Series B Preferred Shares elects to convert any of its Series B Preferred Shares but does not specify whether it is to receive the Voluntary Conversion Consideration or the Change of Control Conversion Consideration, the Corporation shall effect such conversion as would result in the greater number of Common Shares for such holder.  Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, such notice shall comply with applicable procedures of the DTC.
(h)     Holders of Series B Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series B Preferred Shares; (ii) if certificated shares of Series B Preferred Shares have been issued, the certificate numbers of the withdrawn Series B Preferred Shares; and (iii) the number of Series B Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series B Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.
(i)      Series B Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date subject to the Voluntary Conversion Right in Section 11 or the Change of Control Conversion Rights in Section 14, as applicable, notwithstanding that, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series B Preferred Shares, whether pursuant to Section 5 or Section 6.

(j)       The Corporation shall deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date.
Section 15.    Book Entry.
(a)     The Series B Preferred Shares may be issued as uncertificated shares that are evidenced by a book-entry system maintained by the registrar of such stock as permitted by the bylaws of the Corporation and the DGCL.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice. Transfers of Series B Preferred Shares held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested Transfer until furnished evidence reasonably satisfactory to it that such Transfer is made in accordance with the terms of this Certificate of Designation.
(b)     The Series B Preferred Shares may also be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), to be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for the DTC (or with such other custodian as the Depositary may direct), and registered in the name of the DTC or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of Series B Preferred Shares represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the DTC as hereinafter provided. Members of, or participants in, the DTC shall have no rights under these terms of the Series B Preferred Shares with respect to any Global Preferred Shares held on their behalf by the DTC or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the DTC or impair, as between the DTC and its members and participants, the operation of customary practices of the DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.
Section 16.   Reservation of Common Shares Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series B Preferred Shares convertible into Common Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Shares, in addition to such other remedies as shall be available to the holder of Series B Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.
Section 17.    Reservation of Series B Preferred Shares Issuable as PIK Dividends.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Series B Preferred Shares, solely for the purpose of effecting the payment of PIK Dividends on the Series B Preferred Shares, such number of its Series B Preferred Shares as shall from time to time be sufficient to effect such payment of PIK Dividends on all outstanding Series B Preferred Shares, and if at any time the number of authorized but unissued Series B Preferred Shares shall not be sufficient to effect the payment of PIK Dividends on all then outstanding Series B Preferred Shares, in addition to such other remedies as shall be available to the holder of Series B Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Series B Preferred Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.

We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct to our own knowledge.
Executed, on February 28, 2018.
/s/ Stephen Hosmer
Stephen Hosmer, Secretary